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                                                                    EXHIBIT 10.2


                     THE ZEROPORT ADVERTISING AGREEMENT

This Advertising Agreement ("Agreement") is effective as of February 5, 2000 (the "Effective Date"), and is by and between NETZERO, INC., a Delaware corporation with its principal place of business located at 2555 Townsgate Road, Westlake Village, CA 91361 ("NetZero") and IDEALAB!, INC., a ___________________ corporation with its principal place of business located at 130 West Union Street, Pasadena, CA 91103 ("Buyer").

1. PURPOSE. NetZero provides free dial-up Internet access services (the "NetZero Service") to its subscribers ("Subscribers"). Buyer offers capital and resources to infuse startup companies with the development strategies and financial support needed to rapidly introduce innovative products and services (the "Buyer Services"). In conjunction with the NetZero Service, a persistent window ("The ZeroPort") is displayed to Subscribers while connected to the NetZero Service.

2. BUYER'S DELIVERY OBLIGATIONS. Buyer shall provide advertising creative and related materials to NetZero within two (2) business days from the Effective Date of this Agreement.

3. IMPRESSION DELIVERY. NetZero shall deliver a total of Two Billion (2,000,000,000) run of site banner advertising impressions for Buyer Services and the companies related to Buyer Services ("Impressions") during the Term of the Agreement at a net CPM of $1.50. In no event shall the number of Impressions delivered during any single calendar month exceed 20% of NetZero's total banner inventory delivered for such month. NetZero shall use commercially reasonable efforts to display no more than six ads for a particular company of Buyer during a single Subscriber session. For clarification, NetZero may display up to six ads for each of several companies of Buyer during such Subscriber session.

4. DATA. NetZero shall provide to Buyer a list the 1,000,000 URL's with the most visits by Subscribers during each calendar month during the Term (or all URL's if less than 1,000,000 URL's have at least one visit during such month). Such list shall be provided in CD-ROM format within seven (7) days after the end of the applicable month. Additionally, NetZero shall provide to Buyer the Subscriber tracking data (which shall not include Subscriber usernames, email addresses or any personally identifiable information) collected by NetZero for the twenty-four (24) hour periods as follows: the first period to be on or about seven days after the Effective Date, and subsequent periods on or about the seventh day of each month during the Term. Such data shall be unformatted and provided electronically or on other media to be mutually agreed upon by the parties. All information provided under this Section shall be considered NetZero Confidential Information, PROVIDED, that Buyer shall have the right to use such data for Buyer's internal business purposes.

5. PAYMENT. In consideration of the Impressions and the data provided hereunder, Buyer shall pay NetZero a total of Three Million Dollars ($3,000,000).

6. TERM. The term of this Agreement (the "Term") will begin on the Effective Date and will continue until July 15, 2000 or such earlier date on which NetZero has delivered the Impressions hereunder and has provided Buyer with the applicable data set forth in Section 4.

7. This Agreement, together with the Terms and Conditions attached hereto and incorporated herein by this reference and that certain Standard Advertising Insertion Rider by and between the parties dated December 3, 1999 ("Rider") incorporated herein by this reference, contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated herein and supersedes all previous agreements, communications and understandings and course of dealing between Buyer and NetZero concerning the subject matter hereof.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

NETZERO, INC.                                 IDEALAB!, INC.

By: /s/ CHARLES S. HILLARD                    By: /s/ MARCIA GOODSTEIN

Name: Charles S. Hilliard                     Name: Marcia Goodstein

Title: SVP & CFO                              Title: Chief Operating Officer

Date: 2/9/00                                  Date: 2/9/00


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TERMS AND CONDITIONS

1. PAYMENT. NetZero shall provide to Buyer on a monthly basis within fifteen
(15) days following the last day of the month a report indicating the number of Impressions delivered during such month and the applicable amounts due. Buyer shall make the applicable payment within thirty (30) days after receipt of such report. All payments shall be made in U.S. dollars. Buyer shall pay, and indemnify and hold NetZero harmless against, all sales, use, excise, value-added or similar tax, fee or duty not based on NetZero's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, levied on any of the activities conducted or payments made by Buyer hereunder.

2. REPORTING AND AUDIT RIGHTS. NetZero shall track, by independently verifiable means, the Impressions delivered during the Term. NetZero shall provide Buyer with a monthly written report within ten (10) days after the end of each calendar month stating the number of Impressions delivered for such month. NetZero shall keep, maintain and preserve for at least one (1) year following termination or expiration of the Term, accurate records relating to the delivery of Impressions during the Term. During the Term and the six (6) month period following expiration or termination of the Term, Buyer shall have the right, at its expense, to audit such records for the purpose of verifying NetZero's reports. Audits shall be made upon not less than five (5) days' prior written notice and during regular business hours. NetZero shall promptly deliver any underdelivered Impressions as revealed by any audit hereunder.

3. LICENSE OF BUYER MATERIALS. Buyer hereby grants to NetZero a non-exclusive, non-transferable, royalty-free license to use, reproduce, display, transmit, and redistribute Buyer's and Buyer's companies' advertising creative and related materials ("Buyer Materials") during the Term solely in furtherance of NetZero's performance under this Agreement. The foregoing license shall terminate automatically upon the expiration of the Term or other termination of this Agreement.

4. REPRESENTATIONS AND WARRANTIES.

     a. Each party represents and warrants to the other that: (i) it is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out its provisions; (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations; and (iii) this Agreement is valid and legally binding upon it and the execution, delivery and performance of this Agreement by such party does not conflict with any other agreement, instrument or understanding to which it is a party or by which it may be bound nor would violate any law or regulation of any court, governmental body or agency having jurisdiction over it.

     b. Buyer hereby represents, warrants, and covenants to NetZero that (i) it has the full right, title and authority to grant the license of the Buyer Materials set forth herein and Buyer is not aware of any violation of law or infringement of third party intellectual property rights that would result from such use of such license by NetZero and (ii) with respect to its use of any and all Subscriber information received from NetZero, it will at all times fully comply with NetZero's Privacy Statement posted on the NetZero site and any law or regulation of any governmental body or agency having jurisdiction over it.

5. DISCLAIMER. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 ABOVE, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO ITS SERVICES.

6. LIABILITY LIMITATIONS. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM SUCH PARTY'S PERFORMANCE OR NON-PERFORMANCE UNDER ANY PROVISION OF THIS AGREEMENT OR THE PROVISION OF SUCH PARTY'S SERVICES (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS, (II) THE COST OR PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY OR (III) ANY AMOUNT IN EXCESS OF THE AMOUNT PAID OR PAYABLE BY BUYER TO NETZERO DURING THE TERM. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S LIABILITY TO THE OTHER FOR WILLFUL AND MALICIOUS MISCONDUCT, BREACH OF CONFIDENTIALITY OBLIGATIONS, OR FULFILLMENT OF ANY INDEMNIFICATION OBLIGATIONS HEREUNDER.

7. INDEMNIFICATION AND INFRINGEMENT REMEDIES.

     a. NETZERO'S INDEMNITY. NetZero shall defend, indemnify and hold Buyer and its successors and assigns harmless from and against all third party claims, suits and proceedings and any and all damages, liabilities costs and expenses (including reasonable attorneys' fees and court costs) finally


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awarded against Buyer as a result of any and all such claims, suits and proceedings against Buyer arising from (i) infringement by the NetZero Service, The ZeroPort, or any content on The ZeroPort (excluding Buyer Materials) of any third party patent, copyright, trademark, or trade dress or (ii) misappropriation by NetZero of any third party trade secret in connection with any of the foregoing. In the event NetZero determines that such an infringement may exist, NetZero may, at its option and expense, take such action as its deems appropriate to eliminate such infringement or, if such infringement cannot be avoided in a commercially reasonable manner as determined by NetZero, terminate this Agreement. NetZero assumes no liability for infringement claims arising from combination of the NetZero Service, The ZeroPort, or the content on ZeroPort with any products or services not provided by NetZero.

     b. BUYER'S INDEMNITY. Buyer shall defend, indemnify and hold NetZero and its successors and assigns harmless from and against all third party claims, suits and proceedings and any and all damages, liabilities costs and expenses (including reasonable attorneys' fees and court costs) finally awarded against NetZero as a result of any and all such claims, suits and proceedings against NetZero arising from (i) infringement by the Buyer Materials of any third party patent, copyright, trademark, or trade dress, (ii) misappropriation by Buyer of any third party trade secret in connection with any of the foregoing, (iii) any libelous, defamatory, disparaging, pornographic or obscene materials contained in any of the Buyer Materials provided to NetZero hereunder or (iv) any act or failure to act by Buyer in connection with its use of any Subscriber information received from NetZero.

     c. INDEMNIFICATION PROCEDURES. The right of a party (the "indemnified party") to indemnification under this Agreement shall be conditioned upon the following: prompt written notice to the party obligated to provide indemnification (the "indemnifying party") of any claim, action or demand for which indemnity is claimed; control of the investigation, preparation, defense and settlement thereof by the indemnifying party; and such reasonable cooperation by the indemnified party, at the indemnifying party's request and expense, in the defense of the claim. The indemnified party shall have the right to participate in the defense of a claim by the indemnifying party with counsel of the indemnified party's choice at the indemnified party's expense. The indemnifying party shall not, without the prior written consent of the indemnified party which shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment that imposes any liability upon the indemnified party.

8. CONFIDENTIALITY OBLIGATIONS. The parties acknowledge and agree that, as a result of negotiating, entering into and performing this Agreement, each party (a "receiving party") has and will have access to certain Confidential Information (as defined below) of the other party (a "disclosing party"). Each receiving party acknowledges and agrees that misuse and/or disclosure of the Confidential Information of the disclosing party could adversely affect the disclosing party's business. Accordingly, the parties agree that, during the Term, the receiving party shall (a) use and reproduce the disclosing party's Confidential Information only to perform its obligations under and for the purposes specified in this Agreement, (b) restrict disclosure of the disclosing party's Confidential Information to its employees and contractors with a need to know the Confidential Information to enable the receiving party to perform its obligations under this Agreement, and (c) not disclose the disclosing party's Confidential Information to any third party (including, but not limited to, any third-party consultant, contractor, or agent) without the prior written approval of the disclosing party and without first obtaining such third party's written agreement to maintain the confidentiality of the disclosing party's Confidential Information under terms and conditions at least as stringent as those set forth in this Section 8. The receiving party further agrees that, following the expiration or earlier termination of the Term, it shall promptly return to the disclosing party all Confidential Information of the disclosing party or destroy such Confidential Information and so certify in writing to the disclosing party. Notwithstanding the requirements of this Section 8, the receiving party may disclose Confidential Information of the disclosing party to the extent it is required to do so under law or in a judicial or other governmental investigation or proceeding, provided that the receiving party gives the disclosing party prompt written notice of the compelled disclosure and cooperates with the disclosing party in seeking a protective order or any other available protections available to limit the disclosure of the disclosing party's Confidential Information.

     a. CONFIDENTIAL INFORMATION DEFINED. As used in this Agreement, the term "Confidential Information" shall mean: (i) all information relating to the disclosing party's business, including, without limitation, computer programs, technical drawings, algorithms, names and expertise of employees and consultants, know-how, processes, trade secrets, inventions (whether patentable or not) and other technical, business, financial, customer and product development plans, Subscriber information, forecasts, strategies and information; and (ii) other information relating to either party that is not generally known to the public. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (a) information that is in the public domain or enters the public domain through no action or default of the receiving party; (b) information that is known to the receiving party without restriction, prior to receipt from the disclosing party from its own independent sources as evidenced by the


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receiving party's written records; (c) information that the receiving party receives from a third party known by the receiving party to have a legal right to transmit such information, and not under any obligation of confidentiality; and (d) information that the receiving party can establish, through written records created in the normal course of the receiving party's business, was independently developed by the receiving party's employees or agents without any use of or reference to the disclosing party's Confidential Information. All Subscriber information received from NetZero shall be deemed NetZero's Confidential Information.

9. PRESS RELEASES. Each party shall obtain the other party's prior written approval, which shall not be unreasonably withheld or delayed, of all press releases that such party issues which reference this Agreement. Notwithstanding the foregoing, following the initial press release, if any, announcing the relationship hereunder, the parties shall have the right to refer to the other by name and to use the description, in whole or in part, set forth in such press release without the consent of the other party.

10. TERMINATION. Either party may immediately terminate this Agreement if (a) the other party files a petition for bankruptcy or is adjudicated bankrupt, a petition in bankruptcy is filed against the other party and such petition is not dismissed within sixty (60) days of the filing date, the other party becomes insolvent or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party; (b) the other party materially breaches
Section 8 of this Agreement; or (c) the other party materially breaches any provision of this Agreement other than Section 8 and fails to cure such breach within fifteen (15) days after written notice is received by the breaching party identifying the breach. Sections 1, 2, 4-8 and 12-13 and all rights to accrued payments and causes of action shall survive expiration or any termination of the Agreement.

11. FORCE MAJEURE. If either party is delayed or prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

12. ASSIGNMENT; BINDING EFFECT; SUBCONTRACTING. Neither Buyer nor NetZero may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an acquirer of all or of substantially all of such party's equity securities, assets or business relating to the subject matter of this Agreement or to any entity controlled by, controlling or under common control with such party. Any purported assignment agreements in violation of this Section 12 shall be null, void and of no effect.

13. MISCELLANEOUS.

     a. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within California, without regard to conflicts of laws provisions thereof. The sole jurisdiction for all disputes arising under or relating to this Agreement shall be the state and federal courts located in the County of Los Angeles, California. Each party hereby consents to the personal jurisdiction of such courts and waives any objection it has or may have to the personal jurisdiction of, and venue in, such courts. In any action to enforce this Agreement the prevailing party will be entitled to recovery its costs and reasonable attorneys' fees.

     b. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended or modified and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only in the form of a writing signed by both parties. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

     c. SEVERABILITY. In the event that any of the provisions of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

     d. SCOPE OF AGREEMENT. Unless otherwise agreed to in writing by NetZero, this Agreement applies to the NetZero Services in the United States only and excludes non-English speaking and other custom or non-standard versions of The ZeroPort or the NetZero Service.

     e. NOTICES. All notices required to be given under this Agreement must be given in writing and delivered either by hand, certified mail, return receipt requested, postage pre-paid, or Federal Express or other commercial overnight delivery service with tracking capabilities, all delivery charges prepaid, and addressed to the applicable party's address set forth in this Agreement or such other address as to which the party has notified the other party in accordance with this paragraph. Notice shall be deemed effective upon receipt, provided, however, that notice sent by mail shall be deemed received three (3) days after deposit in the U.S. mails unless received sooner. Notices shall be to the attention of the person executing this Agreement, and if such notice is being provided to NetZero, with a copy to NetZero's General Counsel.


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     f. CONSTRUCTION. In the event of any conflict or inconsistency between these Terms and Conditions and any other provision of this Agreement, such other provision shall control for purposes of interpretation of such conflicting or inconsistent provisions.

     g. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature and facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures.

     h. RELATIONSHIP OF PARTIES. NetZero and Buyer are independent contractors under this Agreement. Neither party has authority to enter into agreements of any kind on behalf of the other.

     i. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.


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